FOR IMMEDIATE RELEASE:	CONTACT:	Robert K. Chapman,
July 22, 2011		President and Chief Executive Officer
United Bancorp, Inc.
734-214-3801

UNITED BANCORP, INC. ANNOUNCES UNAUDITED
SECOND QUARTER AND YEAR TO DATE 2011 RESULTS

Company reports second consecutive profitable quarter

Continued strong core earnings

Reduced levels of Loan Loss Provision

Plans to open Loan Production Office

ANN ARBOR, MI – United Bancorp, Inc. (UBMI.ob) reported consolidated net income of $361,000, or $0.01 per share of common stock, for the second quarter of 2011, compared to a consolidated net loss of $3.50 million, or $0.74 per share of common stock, for the second quarter of 2010. Consolidated net income for the first six months of 2011 was $720,000, or $.01 per share, compared to a consolidated net loss for the first six months of 2010 of $4.3 million, or $0.95 per share.

Robert K. Chapman, President and Chief Executive Officer of United Bancorp, Inc. (“United” or the “Company”), noted that the second quarter of 2011 represented the third profitable quarter in the most recent four quarters. He commented that improvements in earnings levels, capital levels and lower levels of loan loss provision have all been positive contributors to the Company’s financial strength.

The Company’s core earnings, as measured by its pre-tax, pre-provision return on average assets, also remained strong. Mr. Chapman indicated that United’s four business lines – banking, wealth management, mortgage and structured finance – continued to make solid contributions to the Company’s profitability. The diversity in United’s revenue stream has resulted in noninterest income that represented 35.8% of the Company’s net revenues for the first six months of 2011.

The Company’s provision for loan losses for the second quarter of 2011 was $3.1 million, compared to $8.65 million in the second quarter of 2010, and continued its trend of covering net charge-offs. For the first six months of 2011, the Company’s provision for loan losses of $5.9 million is down significantly from $13.45 million for the same period of 2010. United’s allowance for loan losses as a percent of total loans reached 4.41%, and was at its highest level ever, and the allowance covered 81.2% of nonperforming loans.

Chapman noted that the Company’s plans to open a loan production office in Brighton, Michigan are on target for the fourth quarter of this year. He commented, “We are excited to establish a physical presence in Livingston County, which we believe will help us further expand the business relationships we have there and to build additional relationships. We have assembled a great team of experienced community financial services professionals from the area, and we look forward to building strong relationships with the Brighton community and throughout Livingston County.”

Results of Operations

The Company achieved consolidated net income of $361,000 in the second quarter of 2011 and $720,000 for the six months ended June 30, 2011, as a result of strong pre-tax, pre-provision income and reduced levels of provision to the Company’s allowance for loan losses. This compares to consolidated net losses of $3.499 million and $4.308 million, respectively, for the second quarter and six months ended June 30,

2010. Net income per share for the three and six month periods ended June 30, 2011 was $0.01 for each period, compared to net losses of $0.74 and $0.95 per share for the comparable periods of 2010.

Return on average assets was 0.17% for the second quarter of 2011 and the first six months of 2011, compared to -1.60% and -0.97, respectively, for the same periods of 2010. Return on average shareholders’ equity was 1.55% for the most recent quarter and 1.56% for the first half of 2011, compared to -17.56% and -10.80% for the same periods of 2010.

United’s net interest margin declined from 3.76% and 3.71%, respectively, for the three and six month periods ended June 30, 2010 to 3.69% and 3.65%, respectively, for the same periods of 2011. The decline in net interest margin is primarily a result of elevated levels of liquid assets currently being held in order to protect the balance sheet during this prolonged period of economic uncertainty, and also resulting from deposit growth while loan balances have declined.

Noninterest income for the most recent quarter improved by 18.5% compared to the second quarter of 2010, while noninterest income for the six months ended June 30, 2011 was 20.0% higher than the same period of 2010. Several factors contributed to the increase, including Wealth Management Group income, income from loan sales and servicing, and gains on the sale of ORE property. Noninterest income represented 35.8% of the Company’s net revenues for the first six months of 2011, compared to 31.1% for the same period of 2010.

Total noninterest expense for the second quarter of 2011 was up 2.4% from the second quarter of 2010, and up 4.8% during the first six months of 2011 compared to the same period of 2010. Several categories of noninterest expense declined compared to comparable periods of 2010, while the increases were substantially all due to higher costs associated with salaries and employee benefits. The increase in compensation expenses reflect, in part, the reinstatement of the Company’s match portion of its 401(k) effective January 1, 2011, increased health and life insurance premiums, and continued higher levels of commissions and other compensation costs related to the generation of income from loan sales and servicing. In addition, the Company has increased its staffing levels modestly to accommodate its future anticipated growth, and salary increases were reinstated effective April 1, 2011.

The Company’s provision for loan losses of $3.1 million in the second quarter of 2011 was down from $8.65 million for the second quarter of 2010. Provision of $5.9 million for the first half of 2011 is substantially lower than the $13.45 million provision taken by the Company during the same period of 2010.

Balance Sheet

Total consolidated assets of the Company were $862.1 million at June 30, 2011, substantially unchanged from $861.7 million at December 31, 2010, and up 1.5% from $849.1 million at June 30, 2010. Gross portfolio loans of $575.3 million declined in the first six months of 2011 and since June 30, 2010 as a result of slowing loan demand, charge-offs and the Company’s effective use of loan sales and servicing to mitigate credit and interest rate risk. However, the rate of decline lessened significantly in the second quarter of 2011. While the Company’s gross portfolio loans declined by $47.5 million since June 30, 2010, the decline in the most recent quarter was $2.8 million.

The Company generally sells its fixed rate long-term residential mortgages and much of its SBA loan production on the secondary market. While the Company’s gross portfolio loans have declined by $47.5 million, or 7.6%, since June 30, 2010, the balance of loans serviced for others has increased by $133.2 million, or 23.2%, during the same time period.

The Company continued to hold elevated levels of investments, federal funds sold and cash equivalents in order to protect the balance sheet during this prolonged period of economic uncertainty. United’s balances in federal funds sold and other short-term investments were $95.7 million at June 30, 2011, compared to $95.6 million at December 31, 2010 and $54.7 million at June 30, 2010. Securities available for sale of $148.0 million at June 30, 2011 were up 18.8% from December 31, 2010 and were up 35.2% from June 30, 2010 levels.

Total deposits of $737.5 million at June 30, 2011 were up $3.5 million, or 0.5%, from $734.0 million at December 31, 2010, with substantially all of the increase in non-interest bearing deposit balances, which accounted for 18.9% of total deposits at June 30, 2011. The majority of the Bank’s deposits are derived from core client sources, relating to long-term relationships with local individual, business and public clients. Public clients include local government and municipal bodies, hospitals, universities and other educational institutions. As a result of its strong core funding, the Company’s cost of interest-bearing deposits was 0.87% for the second quarter and 0.89% for the first half of 2011, down from 1.21% and 1.24%, respectively, for the same periods of 2010.

Asset Quality

The Company’s ratio of allowance for loan losses to total loans at June 30, 2011 was 4.41%, and covered 81.2% of nonperforming loans, compared to 3.75% and 73.3%, respectively, at June 30, 2010. The Company’s allowance for loan losses increased by $2.0 million, or 8.0%, from June 30, 2010 to June 30, 2011. Net charge-offs of $2.9 million for the second quarter of 2011 were 56.0% below the $6.6 million charged off in the second quarter of 2010. Year to date, net charge-offs of $5.7 million remain 43.7% below levels experienced in the first six months of 2010.

Within the Company’s loan portfolio, $31.2 million of loans were considered nonperforming at June 30, 2011, compared to $29.2 million at December 31, 2010 and $31.9 million as of June 30, 2010. Total nonperforming loans as a percent of total portfolio loans increased from 4.94% at the end of 2010 and 5.12% at June 30, 2010 to 5.43% at June 30, 2011. For purposes of this presentation, nonperforming loans consist of nonaccrual loans and accruing loans that are past due 90 days or more, and exclude accruing restructured loans. Balances of accruing restructured loans at June 30, 2011 and December 31, 2010 were $18.9 million and $17.3 million, respectively.

Total nonperforming loans increased by $3.5 million in the second quarter of 2011. The increase was primarily due to deteriorating conditions of one commercial real estate loan. While the loan, which has a balance of $4.4 million, was current at June 30, 2011, the borrower was notified in early July of the termination of a lease by a major tenant. As a result, the Company has classified the loan as impaired and has placed the loan on nonaccrual status.

Capital Management

As a result of improved earnings and its fourth quarter 2010 public stock offering, the Company has continued to increase its capital levels, and the Bank remained in compliance with the capital requirements of its Memorandum of Understanding with the FDIC and the Michigan Office of Financial and Insurance Regulation. At June 30, 2011, the Bank’s Tier 1 leverage capital ratio was 9.35%, and its ratio of total capital to risk-weighted assets was 15.36%.

Planned Loan Production Office in Brighton and Livingston County

United anticipates opening a loan production office at 205 West Grand River Avenue in Brighton in the fourth quarter of 2011. It is intended that the office will offer services related to commercial lending, residential mortgage lending, Wealth Management and other permitted services, and will be staffed primarily by residents of Livingston County. Livingston County is an attractive market with strong growth potential, and the Company believes adding a physical presence in the Brighton and Livingston County market is a logical next step. The area is contiguous to its current market area, and the Bank has a current client base in the market that can serve as a referral source. United has been encouraged by business and community leaders in Livingston County to open an office in the market, as there is an unmet need for a community bank that is able to provide United’s depth of financial services.

About United Bancorp, Inc.

United Bancorp, Inc. is a community-based financial services company located in Washtenaw, Lenawee and Monroe Counties in Michigan. We provide financial solutions to our clients based on their unique circumstances and needs, through a line of business delivery system that includes banking, mortgage, structured finance and wealth management. For more information, visit the Company’s website at www.ubat.com.

Forward-Looking Statements

This press release contains forward-looking statements that are based on management’s beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and United Bancorp, Inc. Forward-looking statements are identifiable by words or phrases such as “trend,” “continue,” “plans,” “on target,” “believe,” “look forward,” “future,” “anticipate” and variations of such words and similar expressions. Such statements are based upon current beliefs and expectations and involve substantial risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These statements include, among others, statements related to credit quality trends and measures and plans to open a loan production office. All statements referencing future time periods are forward-looking.

Management’s determination of the provision and allowance for loan losses, the appropriate carrying value of intangible assets (including mortgage servicing rights and deferred tax assets) and other real estate owned and the fair value of investment securities (including whether any impairment on any investment security is temporary or other-than-temporary and the amount of any impairment) involves judgments that are inherently forward-looking. There can be no assurance that future loan losses will be limited to the amounts estimated or that other real estate owned can be sold at its carrying value or at all. Our ability to improve profitability is not entirely within our control and is not assured. The future effect of changes in the financial and credit markets and the national and regional economy on the banking industry, generally, and on United Bancorp, Inc., specifically, are also inherently uncertain. Forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“risk factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. United Bancorp, Inc. undertakes no obligation to update, clarify or revise forward-looking statements to reflect developments that occur or information obtained after the date of this report.

Risk factors include, but are not limited to, the risk factors described in “Item 1A – Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2010. These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

Non-GAAP Financial Information

This press release includes disclosures about our pre-tax, pre-provision income and return on average assets. These disclosures are non-GAAP financial measures. For additional information about our pre-tax, pre-provision income and return on average assets, please see the unaudited consolidated financial statements and related footnotes that follow.

Unaudited Consolidated Financial Statements Follow.

United Bancorp, Inc. and Subsidiary
Comparative Consolidated Balance Sheet Data (Unaudited)

Dollars in thousands	June 30,	Mar. 31,	This Qtr.	Dec. 31,	YTD	June 30,	12-Month
Period-end Balance Sheet	2011	2011	Change	2010	Change	2010	Change
Assets
Cash and due from banks	$13,600	$11,758	$1,842	$10,623	$2,977	$15,159	$(1,559)
Interest bearing bal. with banks	95,708	126,227	(30,519)	95,599	109	54,693	41,015
Federal funds sold	-	-	-	-	-	-	-
Total cash & cash equivalents	109,308	137,985	(28,677)	106,222	3,086	69,852	39,456

Securities available for sale	148,008	140,635	7,373	124,544	23,464	109,466	38,542
FHLB Stock	2,571	2,788	(217)	2,788	(217)	2,992	(421)
Loans held for sale	2,544	519	2,025	10,289	(7,745)	18,583	(16,039)

Portfolio loans
Personal	108,878	108,072	806	108,544	334	111,131	(2,253)
Business	374,658	379,460	(4,802)	392,577	(17,919)	420,502	(45,844)
Residential mortgage	91,760	90,579	1,181	90,864	896	91,179	581
Total portfolio loans	575,296	578,111	(2,815)	591,985	(16,689)	622,812	(47,516)
Allowance for loan losses	25,370	25,194	176	25,163	207	23,362	2,008
Net loans	549,926	552,917	(2,991)	566,822	(16,896)	599,450	(49,524)

Premises and equipment, net	10,850	11,062	(212)	11,241	(391)	11,710	(860)
Bank owned life insurance	13,603	13,496	107	13,391	212	13,166	437
Other assets	25,289	26,074	(785)	26,413	(1,124)	23,892	1,397
Total Assets	$862,099	$885,476	$(23,377)	$861,710	$389	$849,111	$12,988

Liabilities
Deposits
Non-interest bearing	$139,314	$134,471	$4,843	$113,206	$26,108	$106,271	$33,043
Interest bearing	598,214	625,762	(27,548)	620,792	(22,578)	623,933	(25,719)
Total deposits	737,528	760,233	(22,705)	733,998	3,530	730,204	7,324
Short term borrowings	-	-	-	1,234	(1,234)	7,683	(7,683)
FHLB advances outstanding	27,068	29,321	(2,253)	30,321	(3,253)	31,352	(4,284)
Other liabilities	3,439	3,091	348	3,453	(14)	3,475	(36)
Total Liabilities	768,035	792,645	(24,610)	769,006	(971)	772,714	(4,679)
Shareholders' Equity	94,064	92,831	1,233	92,704	1,360	76,397	17,667
Total Liabilities and Equity	$862,099	$885,476	$(23,377)	$861,710	$389	$849,111	$12,988

		Three months ended June 30,			Six months ended June 30,
Average Balance Data		2011	2010	% Change	2011	2010	% Change
Total loans		$577,662	$642,702	-10.1%	$583,784	$648,785	-10.0%
Earning assets		830,838	832,478	-0.2%	836,300	850,155	-1.6%
Total assets		869,523	878,427	-1.0%	873,534	893,669	-2.3%
Deposits		742,171	763,731	-2.8%	747,418	774,386	-3.5%
Shareholders' Equity		93,409	79,945	16.8%	93,130	80,463	15.7%

Asset Quality
Net charge offs		$2,924	$6,639	-56.0%	$5,693	$10,108	-43.7%
Non-accrual loans		28,099	30,319	-7.3%
Non-performing loans		31,237	31,876	-2.0%
Non-performing assets		36,204	34,956	3.6%
Nonperforming loans/total loans		5.43%	5.12%	6.1%
Nonperforming assets/total assets		4.20%	4.12%	2.0%
Allowance for loan loss/total loans		4.41%	3.75%	17.6%
Allowance/nonperforming loans		81.2%	73.3%	10.8%

United Bancorp, Inc. and Subsidiary
Comparative Consolidated Income Statement and Performance Data (Unaudited)

Dollars in thousands except per share data	Three months ended June 30,			Six months ended June 30,
Consolidated Income Statement	2011	2010	% Change	2011	2010	% Change
Interest Income
Interest and fees on loans	$8,131	$9,104	-10.7%	$16,335	$18,510	-11.8%
Interest on investment securities	893	800	11.6%	1,704	1,569	8.6%
Interest on fed funds sold & bank balances	67	58	15.5%	141	131	7.6%
Total interest income	9,091	9,962	-8.7%	18,180	20,210	-10.0%

Interest Expense
Interest on deposits	1,309	1,953	-33.0%	2,719	4,147	-34.4%
Interest on short term borrowings	-	55	-100.0%	11	55	-80.0%
Interest on FHLB advances	257	277	-7.2%	523	624	-16.2%
Total interest expense	1,566	2,285	-31.5%	3,253	4,826	-32.6%
Net Interest Income	7,525	7,677	-2.0%	14,927	15,384	-3.0%
Provision for loan losses	3,100	8,650	-64.2%	5,900	13,450	-56.1%
Net Interest Income After Provision	4,425	(973)	-554.8%	9,027	1,934	366.8%

Noninterest Income
Service charges on deposit accounts	511	548	-6.8%	1,014	1,087	-6.7%
Trust & Investment fee income	1,291	1,107	16.6%	2,554	2,150	18.8%
Gains (losses) on securities transactions	-	31	-100.0%	-	31	-100.0%
Income from loan sales and servicing	1,619	1,159	39.7%	2,930	2,051	42.9%
ATM, debit and credit card fee income	556	499	11.4%	1,069	944	13.2%
Income from bank-owned life insurance	107	113	-5.3%	212	226	-6.2%
Other income	311	252	23.4%	541	444	21.8%
Total noninterest income	4,395	3,709	18.5%	8,320	6,933	20.0%

Noninterest Expense
Salaries and employee benefits	4,767	4,053	17.6%	9,342	7,991	16.9%
Occupancy and equipment expense	1,291	1,297	-0.5%	2,543	2,633	-3.4%
External data processing	329	301	9.3%	649	595	9.1%
Advertising and marketing expenses	158	153	3.3%	318	320	-0.6%
Attorney & other professional fees	433	595	-27.2%	866	946	-8.5%
Director fees	101	89	13.5%	203	177	14.7%
Expenses relating to ORE property	254	539	-52.9%	511	854	-40.2%
FDIC Insurance premiums	302	512	-41.0%	733	949	-22.8%
Other expense	866	759	14.1%	1,554	1,492	4.2%
Total noninterest expense	8,501	8,298	2.4%	16,719	15,957	4.8%
Income (Loss) Before Federal Income Tax	319	(5,562)	-105.7%	628	(7,090)	-108.9%
Federal income tax (benefit)	(42)	(2,063)	-98.0%	(92)	(2,782)	-96.7%
Net Income (Loss)	$361	$(3,499)	-110.3%	$720	$(4,308)	-116.7%

Performance Ratios
Return on average assets	0.17%	-1.60%		0.17%	-0.97%
Return on average equity	1.55%	-17.56%		1.56%	-10.80%
Pre-tax, pre-provision ROA (1) (2)	1.57%	1.43%	9.6%	1.51%	1.42%	5.9%
Net interest margin (FTE)	3.69%	3.76%	-1.8%	3.65%	3.71%	-1.5%
Efficiency ratio	70.7%	72.1%	-2.0%	71.2%	70.6%	0.9%

Common Stock Performance
Basic & diluted earnings (loss) per share	$0.01	$(0.74)		$0.01	$(0.95)
Dividends per share	0.00	0.00	0.0%	0.00	0.00	0.0%
Dividend payout ratio	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
Book value per share				$5.81	$11.05	-47.4%
Tangible book value per share				5.81	11.05	-47.4%
Market value per share (3)				3.25	6.25	-48.0%

United Bancorp, Inc. and Subsidiary
Trends of Selected Consolidated Financial Data (Unaudited)

Dollars in thousands except per share data	2011		2010
Balance Sheet Data	2nd Qtr.	1st Qtr.	4th Qtr.	3rd Qtr.	2nd Qtr.
Period-end:
Portfolio loans	$575,296	$578,111	$591,985	$604,284	$622,812
Total loans	577,840	578,630	602,274	619,958	641,395
Allowance for loan losses	25,370	25,194	25,163	23,491	23,362
Earning assets	824,127	848,280	825,205	812,492	808,546
Total assets	862,099	885,476	861,710	852,668	849,111
Deposits	737,528	760,233	733,998	740,502	730,204
Shareholders' Equity	94,064	92,831	92,704	77,395	76,397
Average:
Total loans	$577,662	$589,974	$612,534	$629,067	$642,702
Earning assets	830,838	841,824	818,646	807,964	832,478
Total assets	869,523	879,695	863,555	846,756	878,427
Deposits	742,171	752,724	747,188	732,339	763,731
Shareholders' Equity	93,409	92,824	79,808	77,597	79,945

Income Statement Summary
Net interest income	$7,525	$7,402	$7,735	$7,964	$7,677
Non-interest income	4,395	3,925	4,553	4,812	3,709
Non-interest expense	8,501	8,218	8,225	8,315	8,298
Pre-tax, pre-provision income (1)	3,419	3,109	4,063	4,461	3,088
Provision for loan losses	3,100	2,800	4,930	3,150	8,650
Federal income tax	(42)	(50)	(440)	284	(2,063)
Net income (loss)	361	359	(427)	1,027	(3,499)
Basic & diluted income (loss) per share	$0.01	$0.01	$(0.11)	$0.14	$(0.74)

Performance Ratios and Liquidity
Return on average assets	0.17%	0.17%	-0.20%	0.47%	-1.60%
Return on average common equity	1.55%	1.57%	-2.12%	5.25%	-17.56%
Pre-tax, pre-provision ROA (1) (2)	1.57%	1.41%	1.88%	2.08%	1.41%
Net interest margin (FTE)	3.69%	3.62%	3.81%	3.97%	3.76%
Efficiency ratio	70.7%	71.8%	66.3%	64.5%	72.1%
Ratio of loans to deposits	78.0%	76.0%	80.7%	81.6%	85.3%

Asset Quality
Net charge offs	$2,924	$2,769	$3,258	$3,021	$6,639
Non-accrual loans	28,099	25,451	28,661	27,680	30,319
Non-performing loans	31,237	27,777	29,244	29,606	31,876
Non-performing assets	36,204	32,418	33,548	33,292	34,956
Nonperforming loans/portfolio loans	5.43%	4.80%	4.94%	4.90%	5.12%
Nonperforming assets/total assets	4.20%	3.66%	3.89%	3.90%	4.12%
Allowance for loan loss/portfolio loans	4.41%	4.36%	4.25%	3.89%	3.75%
Allowance/nonperforming loans	81.2%	90.7%	86.0%	79.3%	73.3%

Market Data for Common Stock
Book value per share	$5.81	$5.72	$5.72	$11.25	$11.05
Market value per share (3)
High	3.75	4.05	4.00	6.25	7.00
Low	3.00	3.35	2.65	3.65	4.50
Period-end	3.25	3.75	3.50	3.65	6.25
Period-end shares outstanding	12,692	12,692	12,667	5,083	5,083
Average shares outstanding	12,692	12,675	6,320	5,077	5,078

Trends of Selected Consolidated Financial Data (continued)

	2011		2010
Capital and Stock Performance	2nd Qtr.	1st Qtr.	4th Qtr.	3rd Qtr.	2nd Qtr.
Tier 1 Leverage Ratio	10.1%	10.0%	10.2%	8.5%	8.1%
Tangible common equity to total assets	8.6%	8.2%	8.4%	6.7%	6.6%
Total capital to risk-weighted assets	16.6%	16.5%	16.3%	13.3%	12.9%
Dividends per common share	$-	$-	$-	$-	$-
Dividend payout ratio	0.0%	0.0%	0.0%	0.0%	0.0%
Price/earnings ratio (TTM)	NA	NA	NA	NA	NA
Period-end common stock market price/book value	55.9%	65.6%	61.2%	32.5%	56.5%

(1)
In an attempt to evaluate the trends of net interest income, noninterest income and noninterest expense, the Company's management focuses on pre-tax, pre-provision income as useful and consistent measures of the Company's earnings capacity. This calculation adjusts net income by the amount of the Company's federal income tax (benefit) and provision for loan losses. While this information is not consistent with, or intended to replace, presentation under generally accepted accounting principles, it is presented here for comparison.

(2)	Net income before provision for loan loss and income taxes, divided by average total assets.

(3)	Market value per share is based on the last reported transaction on OTCBB before period end.